Exhibit 10.4

ROYALTY AGREEMENT

THIS AGREEMENT (hereinafter “Agreement”), effective on the date hereinafter set forth, by and between Farm Bureau Life Insurance Company, an Iowa Corporation, and Farm Bureau Mutual Insurance Company, an Iowa Corporation, hereinafter referred to collectively as “Companies” and the undersigned _________ Farm Bureau Federation (hereinafter “Federation”).

WITNESSETH:

WHEREAS, the Federation has the exclusive right to the use and benefit of the name “Farm Bureau” and the logo “FB” (hereinafter collectively the “Marks”) within the State of _________; and

WHEREAS, an essential purpose of the Federation is to raise the quality of life of the residents of rural _________; and

WHEREAS, the above-described Companies assist in elevating the quality of life of rural residents and Farm Bureau members within the State of _________ by making insurance products available to them.

NOW, THEREFORE, the parties hereto, in consideration of their mutual obligations and other good and valuable consideration, as recited herein, agree as follows:

     1. The Federation shall permit the Companies to use the name “Farm Bureau” and the logo “FB” and all other intangible benefits associated therewith, in exchange for an annual royalty payable to the Federation by the Companies in accordance with the formula contained in the attached “Schedule A”, which by this reference is incorporated herein and made a part hereof.

     2. The royalty payments received by the Federation are not compensation to the Federation for services performed for the Companies.

     3. The Federation will not provide any services to the Companies as a condition, nor in exchange for the royalty payments received pursuant to this Agreement, other, than those duties necessary to allow the Companies to use the Farm Bureau name, logo and related intangible benefits.

     4. The Companies pledge to use their best efforts to make their insurance products available to _________ Farm Bureau members and other rural residents of the state.

     5. The Companies warrant and represent that they will use the Marks in accordance with any and all restriction, limitations, or duties contained in the agreement between the Federation and the American Farm Bureau Federation granting the license for the use of the Marks in the State of _________.

Exhibit 10.4

     6. This Agreement shall take effect the 1st day of January, 2005, and shall continue in full force from such date until the 31st day of December, 2014 (hereinafter “Initial Term”), and shall automatically renew each January 1st thereafter for a one year period (hereinafter “Renewal Terms”). This Agreement may be cancelled by either party prior to a Renewal Term, by such party giving written notice at least sixty (60) days prior to the start of a Renewal Term stating to the other party its intention to terminate the Agreement at the end of the current term.

     7. Notwithstanding the term provisions contained in paragraph 6 above, the Federation may also terminate this Agreement at any time during an Initial or Renewal Term upon the transpiring of any of the following events:

a.	A change of ownership or control of the Companies, within the meaning of Iowa Code Section 521A or of FBL Financial Group, Inc.; or

b.	The Companies enter into a royalty agreement with a State Farm Bureau Federation with which the Companies do not currently have an existing agreement; or

c.	The Companies renegotiate the terms of any existing Royalty Agreement with a State Farm Bureau Federation; or

d.	A decrease in the per share dividend currently being paid by FBL Financial Group on its Class A common stock below that being paid as of the effective date of this Agreement; or

e.	A reduction of the proportional percentage of seats allocated to the Federation on the boards of directors of any of the Companies, or FBL Financial Group, Inc., below the proportional percentage of such seats held by the Federation on each such board as of the effective date of this Agreement; or

f.	A material breach of this Agreement by the Companies.

     A termination pursuant to this paragraph shall be effective sixty (60) days after mailing by the Federation of a written notice to the Companies, stating the Federations’ intent to invoke the special termination provisions of this paragraph. In order to carry out the provisions of this paragraph, the Companies shall provide written notice to the Federation of the happening of any of the events noted in subparagraphs “a”, “b”, or “c” herein within ten (10) days of the event transpiring. The Federation shall thereafter provide notice of its intent to invoke a special termination hereunder as a result of the events noted in subparagraphs “a”, “b”, or “c”, within thirty (30) days of receipt of such notification by the Companies. (Note: The above termination provisions of paragraph 7 herein, are in consideration of the Federation’s repayment of $_________, to the Companies for previous royalty overpayments made by the Companies.)

     8. All written notices required pursuant to this Agreement shall be sent via certified mail, to the following addresses, until revised by notice from one party to the other of a change:

Exhibit 10.4

     If to the Companies:

Name:

Address:

     If to the Federation:

Name:

Address:

     9. This Agreement shall supersede all other agreements now in effect between the parties hereto, to the extent said agreements are contrary to the provisions agreed to herein. This Agreement may not be amended, unless such amendment is in writing, and dilly executed by all parties hereto.

     10. This Agreement is not assignable, unless express consent authorizing the assignment is received from the non-assigning parties hereto.

     IN WITNESS WHEREOF, the parties hereto have set their hands to duplicates hereof on the designated places.

FARM BUREAU LIFE INSURANCE COMPANY

By:

Title:

FARM BUREAU MUTUAL INSURANCE COMPANY

By:

Title:

________ FARM BUREAU FEDERATION

By:

Title:

Exhibit 10.4

ROYALTY AGREEMENT
SCHEDULE A

1. The amount of the annual royalty to be paid to the Federation by the Companies pursuant to Paragraph of the Parties Royalty Agreement shall be the great of (a) or (b), plus (c), below:

a.	Three percent (3%) of all first-year life, long term care and disability insurance premiums, and three-tenths of one percent (0.3%) of all first-year annuity premiums and Universal Life and Variable Universal Life premiums in excess of the minimum initial premium, received and retained by Farm Bureau Life Insurance Company or by unaffiliated companies with which one or more of the Companies has a marketing agreement for products sold by Companies agents within the calendar year on issued and paid for business sold within the State of _________; or

b.	Sixth-tenths of one percent (0.6%) of all life, long term care and disability insurance premiums, and six one-hundredths of one percent (0.06%) of all annuity premiums and Universal Life and Variable Universal Life premiums in excess of the minimum initial premium, received and retained by Farm Bureau Life Insurance Company or by unaffiliated companies with which one or more of the Companies has a marketing agreement for products sold by Companies agents within the calendar year on issued and paid of business sold within the State of _________.

c.	One percent (1%) of all automobile, personal lines, Country Squire, commercial lines, crop hail, and multi-peril crop insurance (MPCI) premiums received and retained by Farm Bureau Mutual Insurance Company within the calendar year on issued and paid for business sold within the State of _________.

2. The Companies shall pay one-twelfth (1/12) of the estimated annual royalty each month using the formula in (a) and (c) above, and shall pay any additional amount due as soon after the end of the calendar year as the actual royalty for the year can be calculated.

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